Exhibit 10.5

EXECUTION VERSION

STRATEGIC SUPPORT AGREEMENT

Between

MIH VENTURES B.V.

and

CHURCHILL CAPITAL CORP II

Dated as of October 12, 2020

ARTICLE VIII Miscellaneous		13

SECTION 8.01.	Counterparts	13
SECTION 8.02.	General	13
SECTION 8.03.	Entire Agreement; No Third-Party Beneficiaries	13
SECTION 8.04.	Assignment	13
SECTION 8.05.	Independent Contractor Status	14

Annex A	Support Services

(ii)

This STRATEGIC SUPPORT AGREEMENT (together with the attachments hereto and as the same and this Agreement may be amended from time to time in accordance with its terms, this “Agreement”) dated October 12, 2020, by and between MIH Ventures B.V., a limited liability company incorporated under the laws of the Netherlands (“Service Provider”) and Churchill Capital Corp II, a Delaware corporation (“Service Recipient”). Service Provider and Service Recipient are referred to herein individually as a “party” and collectively as the “parties”. Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Subscription Agreement (as defined below).

WHEREAS, Service Provider and Service Recipient are parties to the Subscription Agreement, dated October 12, 2020, by and between Service Provider and Service Recipient (the “Subscription Agreement”), which provides for (i) the subscription and purchase from Service Recipient and the issue and sale to Service Provider of 10,000,000 shares of Service Recipient’s Class A common stock, par value $0.0001 per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $100,000,000, upon the terms and conditions set forth in the Subscription Agreement (the “First Step Investment”), and (ii) the option for Service Provider to subscribe and purchase from Service Recipient up to the lesser of (a) 40,000,000 additional shares of Class A common stock of Service Recipient and (b) such number of additional shares of Class A common stock of Service Recipient that would result in Service Provider beneficially owning as of immediately following the closing of the Study Transactions, a number of Class A common stock of Service Recipient representing 35% of the issued and outstanding shares of Class A common stock of Service Recipient on a fully-diluted and as-converted basis (the “Second Step Investment Shares”), at a purchase price of $10.00 per share, for an aggregate purchase price of up to $400,000,000 (the “Second Step Investment Purchase Price”), upon the terms and conditions set forth in the Subscription Agreement (the “Second Step Investment” and, together with the First Step Investment, the “Investment”);

WHEREAS, in connection with the closing of the Second Step Investment, Service Provider will recommend an individual to serve as the chairman of the board of directors of Service Recipient (the “Board of Directors”), upon which recommendation, Service Recipient will take all actions reasonably necessary to appoint such individual as the chairman of the Board of Directors;

WHEREAS, Service Recipient has agreed to issue to Service Provider warrants to purchase a number of shares of Class A common stock of Service Recipient as set forth in the Subscription Agreement in consideration for the execution and delivery of this Agreement by Service Provider; and

WHEREAS, subject to the terms of this Agreement and for the Term (as defined below), Service Provider has agreed to provide or cause its Affiliates to provide the strategic support services described in Annex A (the “Services”) to Service Recipient.

NOW, THEREFORE, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. (a) All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Subscription Agreement.

(b)           For purposes of this Agreement:

“Action” means any demand, action, proceeding, suit, countersuit, arbitration, mediation, audit, hearing, inquiry or investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Affiliate” of any specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by Contract or otherwise. Notwithstanding the foregoing, Service Provider and its Affiliates shall not be deemed to be Affiliates of Service Recipient or its Affiliates.

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in The Netherlands or New York, New York.

“Contract” means any contract, lease, sublease, license, indenture, agreement, commitment or other legally binding arrangement (whether written, electronic or oral and whether express or implied).

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government and any arbitrator or arbitral body or panel of competent jurisdiction.

“Law” means any federal, state, provincial, municipal, domestic or foreign law (including common law), statute, ordinance, rule, regulation, code or Judgment issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity.

“Person” means any individual, general or limited partnership, corporation, limited liability company, joint stock company, trust, joint venture, unincorporated organization, association or any other entity, including any Governmental Entity, or any Group consisting of two or more of the foregoing.

“Representative” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other advisors and representatives.

“Third Party” means any Person other than the Parties or any of their Affiliates.

SECTION 1.02. Index of Defined Terms. The following terms are defined elsewhere in this Agreement, as shown in the table below:

Term	Section
Agreement	Preamble
Board of Directors	Recitals
Claim	5.03
Claim Notice	5.03
Confidential Information	3.01
Damages	5.01
Dispute	4.02
Dispute Notice	4.02
First Step Investment	Recitals
Force Majeure Event	2.02
Investment	Recitals
Legal Requirement	3.01(c)
parties	Preamble
party	Preamble
Primary Coordinators	4.01
Second Step Investment	Recitals
Second Step Investment Purchase Price	Recitals
Second Step Investment Shares	Recitals
Service Coordinators	4.01
Service Migration	2.03(a)
Service Provider	Preamble
Service Provider Indemnitees	5.01
Service Provider Party	2.01(b)
Service Recipient	Preamble
Services	Recitals
Subscription Agreement	Recitals
Term	2.01
Third Party Approval	2.01(d)
Work Product	6.02

SECTION 1.03. Other Definitional and Interpretive Provisions. When a reference is made in this Agreement to a Section, an Annex or an Article, such reference shall be to a Section, Annex or Article of this Agreement unless otherwise indicated. All Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex but not otherwise defined therein shall have the meaning as defined in this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning as the word “shall”. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to October 12, 2020. All references to “dollars” and “$” shall be deemed to be references to the lawful money of the United States. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. Any agreement, instrument or applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or applicable Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

Services

SECTION 2.01. Services. (a) Upon the terms and subject to the conditions set forth herein and in consideration of the Warrants to be issued by Service Recipient to Service Provider pursuant to the Subscription Agreement, effective as of the Second Step Investment Closing (solely if immediately following the Second Step Investment Closing, Service Provider is reasonably expected to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of twenty percent (20%) or more of the issued and outstanding shares of Class A common stock of Service Recipient on a fully-diluted and as-converted basis), Service Provider shall provide, or cause one or more of its Affiliates to provide, to Service Recipient, and Service Recipient shall receive, the Services for the Term. The Services will be provided for a term of one (1) year following the completion of the Second Step Investment or such shorter period as contemplated herein (the “Term”).

(b)           In providing, or otherwise making available, the Services to Service Recipient, Service Provider may use its own personnel or the personnel of any of its Affiliates; provided, however, that Service Provider shall remain responsible for ensuring that its obligations with respect to such Services are satisfied with respect to all Services provided by any Affiliate. Each of Service Provider and any such Affiliates shall be referred to as a “Service Provider Party”.

(c)           Except as set forth on Annex A, Service Provider shall perform, or shall cause to be performed, all Services in a commercially reasonable manner.

(d)           The parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary consent, authorization, order or approval of, or any exemption by, any Third Party (each, a “Third Party Approval”) required under any existing contract or agreement with a Third Party to allow Service Provider to perform, or cause to be performed, all Services to be provided by Service Provider hereunder; provided that neither party shall be required to accept any term or condition, commit to pay any amount, incur any obligation in favor of or offer or grant any accommodation (financial or otherwise), regardless of any provision to the contrary in the existing contract or agreement, to any Third Party to obtain any such Third Party Approval.

(e)           If Service Provider has elected to deliver the Second Step Investment Notice and both the First Step Investment Closing and the Second Step Investment Closing occur (each as defined in the Subscription Agreement), effective as of the Second Step Investment Closing, Service Provider shall recommend an individual to serve as the chairman of the Board of Directors. Subject to the approval of the Service Recipient’s nominating and corporate governance committee (which shall not be unreasonably withheld, conditioned or delayed), upon the recommendation of such individual by Service Provider, Service Recipient will take all actions reasonably necessary to appoint such individual, effective as of the Second Step Investment Closing, as the chairman of the Board of Directors. Service Provider shall, and shall cause its designee to, reasonably cooperate with Service Recipient to facilitate such appointment, including by providing any information reasonably requested by Service Recipient with respect to such designee.

(f)            Subject to the terms and conditions of this Agreement, the parties will comply, and will cause their Affiliates and their respective employees to comply, with all applicable Laws or rules of professional conduct applicable to its performance under this Agreement and the provision and receipt of the Services. No party shall knowingly take any action in violation of any such applicable Law or rule of professional conduct that results in liability being imposed on the other party.

(g)           Service Recipient shall promptly reimburse each Service Provider Party for all reasonable and documented out-of-pocket costs and expenses relating to such Service Provider Party’s provisions of Services. Any such expense in excess of $10,000, other than in connection with legal or accounting services, shall be pre-approved in writing by the Service Recipient, it being understood that the failure to so approve any such excess expense shall excuse Service Provider Party’s performance hereunder in connection with any such reasonably required expenses.

(h)           For the avoidance of doubt, all decisions, determinations, implementation and oversight in connection with the Services shall be the sole and exclusive responsibility of Service Recipient.

(i)            Notwithstanding anything to the contrary contained in this Agreement, neither this Agreement nor the provision of the Services shall, in any manner, preclude, restrict or limit or impair the ability of Service Provider or any of its Affiliates or any other Person (including any entity in which any of them have an investment) or any of their respective directors, officers, employees, consultants or agents to (i) engage in any business, (ii) operate their respective businesses in any manner, (iii) engage in any transactions, including any investments, acquisitions, divestitures, joint ventures or other strategic transactions or (iv) provide services (whether or not similar in kind to the Services) to any other Person.

SECTION 2.02. Force Majeure. No Service Provider Party shall be liable to Service Recipient for any interruption of service, any delays or any failure to perform under this Agreement caused by matters or events occurring that are beyond the reasonable control of Service Provider or its Affiliates, (a “Force Majeure Event”), including (i) strikes, lockouts or other labor difficulties; (ii) governmental laws, rules, regulations or other acts of governmental authority; (iii) fires, floods, acts of God, act of terror, pandemic, extremes of weather, earthquakes, tornadoes, or similar occurrences; (iv) wrecks or transportation delays; (v) riot, insurrection or other hostilities; (vi) embargo; (vii) fuel or energy shortages; or (viii) inability to obtain necessary labor, materials or utilities (to the extent beyond the reasonable control of the Service Provider Party after using the required efforts hereunder). Any delays, interruptions or failures to perform caused by such occurrences of a Force Majeure Event shall not be deemed to be a breach or failure to perform under this Agreement. Each party shall, as soon as reasonably practicable, use its good faith efforts to promptly notify the other party upon learning of the occurrence of a Force Majeure Event and (a) the affected party shall use its reasonable best efforts to mitigate and eliminate the Force Majeure Event and its consequences in order to resume performance and (b) the unaffected party shall have no obligation hereunder with respect to the obligations the affected party is unable to perform due to the Force Majeure Event. Upon the cessation of the Force Majeure Event, the parties will use their reasonable best efforts to promptly resume performance of their obligations under this Agreement.

SECTION 2.03. Limitations. (a) Service Recipient may not resell, license the use of or otherwise permit the use by others of any Services, except with the prior written consent of Service Provider.

(a)           Service Recipient acknowledges and agrees that Service Provider is providing the Services, or causing the Services to be provided, on a temporary basis to Service Recipient in order to allow Service Recipient a period of time to replace or obtain similar services for itself, and that Service Provider is not a commercial provider of such Services. Service Recipient agrees to use reasonable best efforts to end its use of each Service (the cessation of such Service, the “Service Migration”) as promptly as practicable following the date of this Agreement and in any event, on or prior to the end of the Term; provided that in no event shall Service Provider be responsible for bearing any costs of such Service Migration.

SECTION 2.04. Cooperation; Further Actions. Service Recipient shall reasonably cooperate with Service Provider to the extent necessary or appropriate to facilitate the performance of the Services in accordance with the terms of this Agreement and shall use reasonable best efforts to make available, and cause each of its Affiliates to make available, on a timely basis to any Service Provider Party all information and materials reasonably requested by such Service Provider Party to enable it to provide the Services hereunder. Without limiting the generality of the foregoing, Service Recipient shall, and shall cause its Affiliates to, at no cost to Service Provider, use reasonable best efforts to: (i) make available on a timely basis to any Service Provider Party all information and materials requested by such Service Provider Party to the extent reasonably necessary for the performance or receipt of the Services, (ii) upon reasonable notice, give or cause to be given to the Service Provider Parties reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises and personnel to the extent reasonably necessary for the performance or receipt of the Services and (iii) give Service Provider Parties reasonable access to utilize the information, facilities, personnel and assets of Service Recipient and its Affiliates to the extent reasonably necessary for the performance or receipt of the Services.

(a)           Each party agrees that its and its Affiliates’ employees having access to the properties, facilities, infrastructure, personnel, software or other technology of the other party and its Affiliates in connection with the performance, receipt or delivery of a Service, shall, and that it shall cause its other representatives having such access to, comply with all security policies, procedures and guidelines (including physical security, network access, internet security, confidentiality, protection of proprietary information, use of information technology resources and personal data security guidelines) of such other party and its Affiliates that are made known or provided to such party reasonably in advance. Each party shall ensure that any access described by this Section 2.04 shall be used by its and its Affiliates’ employees, and shall use commercially reasonable efforts to ensure that any such access shall be used by its other representatives, only for the purposes contemplated by, and subject to the terms of, this Agreement.

SECTION 2.05. Advisory Capacity. During the Term, Service Provider shall act only in a support and advisory capacity to Service Recipient with respect to the Services. The parties expressly agree that the arrangement established by this Agreement is not intended to be a delegation of Service Recipient’s or its Affiliates’ managerial or corporate responsibilities to any Service Provider Party. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed to permit or authorize any Service Provider Party to make any decision or enter into any contract for or on behalf of Service Recipient or its Affiliates, which shall remain the sole responsibility of Service Recipient or its Affiliates.

ARTICLE III

Confidentiality

SECTION 3.01. Confidentiality. (a)  Each party acknowledges that it will have confidential and proprietary information concerning the other party, its customers, Affiliates and its business that is not readily available to the public provided to it pursuant to the provision and receipt of the Services (“Confidential Information”). Each party agrees that it will not, and that it will cause its Affiliates not to, at any time, disclose to any Person (except to its Affiliates and its and their Representatives who require such information in order to perform their duties hereunder or, in the case of Service Recipient, to receive the benefit of the Services or comply with Service Recipient’s obligations hereunder), directly or indirectly, or make any use of, distribute or make copies of, for any purpose other than those contemplated by this Agreement, any such Confidential Information of the other party.

(b)           Notwithstanding the foregoing, Confidential Information shall not include any information that (1) was or becomes generally available to the public other than as a result of a disclosure by the other party or its Representatives in violation of this Section 3.01 or unauthorized act of a third party, (2) was or becomes available to the receiving party or its Representatives on a non-confidential basis from a source other than the disclosing party or its Representatives; provided that such source is not known by the other party to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the disclosing party with respect to such information; (3) at the time of disclosure to the receiving party or its Representatives by or on behalf of the disclosing party or its Representatives, is already in the receiving party’s or any of its Representatives’ possession; provided that such information is not known by the receiving party not to be subject to an obligation of confidentiality (whether by agreement or otherwise), or (4) with respect to such information, was independently developed by the receiving party or any of its Representatives without reference to, incorporation of, or other use of any Confidential Information.

(c)           Notwithstanding the foregoing, in the event that the receiving party or any of its Affiliates or its or their Representatives are requested or required by law, regulation, stock exchange rule or other applicable legal, judicial or governmental process (including by deposition, interrogatory,, request for documents, subpoena, civil investigative demand or similar process) (any of the foregoing, a “Legal Requirement”) to disclose any Confidential Information, the receiving party or such Representative (1) will, to the extent legally permitted, provide the disclosing party with prompt written notice of such request or requirement prior to making such disclosure so that the disclosing party may seek (at the disclosing party’s sole expense) an appropriate protective order, other reliable assurance that confidential treatment will be accorded to such information or other remedy, (2) will use reasonable best efforts (at the disclosing party’s sole expense) to consult and cooperate with the disclosing party as the disclosing party to the extent legally permitted with respect to the disclosing party seeking such a protective order, assurance or other remedy or taking steps to resist or narrow the scope of such request or requirement and (3) will not oppose any action by the disclosing party to obtain such a protective order, assurance or other remedy. If a protective order, other reliable assurance or other remedy is not obtained and the terms of this Section 3.01 are not waived by the disclosing party and subject to the receiving party’s compliance with the preceding sentence, the receiving party and such Representative (a) may disclose such Confidential Information only to the extent required by the applicable Legal Requirement, based on the advice of its legal counsel, (b) will exercise reasonable best efforts (at the disclosing party’s sole expense) to obtain assurance that confidential treatment will be accorded to such Confidential Information that is being disclosed and (c) will, to the extent legally permitted, give advance notice to the disclosing party of the information to be disclosed, or the proposed disclosure itself (as applicable), as far in advance as is reasonably practicable.

(d)           Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by this Agreement, each party will promptly, upon the written request of the other party, either return to the other party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or destroy such information (and such copies thereof and such notes, extracts or summaries based thereon) and notify the other party in writing of such destruction; provided that such party’s representatives may retain information to the extent required by applicable Law or professional standards or bona fide internal retention policy, and shall not be required to destroy any such information located in back-up, archival electronic storage.

SECTION 3.02. No Rights to Confidential Information. Each party for itself and on behalf of its Affiliates acknowledges that it will not acquire any right, title or interest in or to any Confidential Information of the other party by reason of this Agreement or the provision or receipt of Services hereunder. Except with the prior written consent of the other party, each party shall use reasonable best efforts to restrict access to the other party’s Confidential Information to those employees of such party requiring access for the purpose of providing or receiving Services hereunder. Notwithstanding anything to the contrary in this Agreement, Service Provider shall not have access to, and Service Recipient shall not provide to Service Provider, any “material nonpublic technical information” within the meaning of 31 C.F.R. § 800.232 of Service Recipient in connection with the provision of the Services.

ARTICLE IV

Representatives; Dispute Resolution

SECTION 4.01. Representatives. Each party shall each designate, from time to time, a representative to act as such party’s respective primary contact person to coordinate the overall provision of all of the Services (collectively, the “Primary Coordinators”). Each Primary Coordinator may designate one or more service coordinators for each specific Service (the “Service Coordinators”) who will have responsibility for implementing, managing and coordinating such specific Services pursuant to this Agreement on behalf of each of the parties, respectively. Service Provider and Service Recipient agree that all communications relating to the provision of the Services shall be directed to the Service Coordinators for such Service with copies to the Primary Coordinators. The Primary Coordinators and applicable Service Coordinators shall work with the respective personnel of each party and Service Provider Party to periodically address issues and matters raised by any party relating to the provision of Services.

SECTION 4.02. Dispute Resolution. The parties shall resolve all disputes arising under or in connection with this Agreement (each, a “Dispute”) in accordance with the following procedures. All Disputes will be first considered in person, by teleconference or by video conference by the Primary Coordinators (or their designees) and, if applicable, Service Coordinators (or their designees) for the applicable Service within five (5) Business Days after receipt of notice from either party specifying the nature of the Dispute (a “Dispute Notice”). If any Dispute is not resolved by the Primary Coordinators and Service Coordinators within ten (10) Business Days after receipt of a Dispute Notice, then, upon the written request of either party, each party shall designate a senior representative who does not spend a substantial portion of his or her time on activities relating to this Agreement to meet in person, by teleconference or by video conference with the other party’s designated senior representative for the purpose of resolving the Dispute. The designated representatives shall negotiate in good faith to resolve the Dispute. If a Dispute is not, for any reason, resolved within ten (10) Business Days after the referral of such Dispute to such designated representatives, then either party is free to pursue any remedies available to it at law or in equity. Notwithstanding anything to the contrary contained herein (including the foregoing), each party may institute an Action at any time in order to avoid the expiration of any applicable statute of limitations period, preserve a superior position with respect to other creditors, or to seek equitable relief (including specific performance or injunctive relief) to avoid irreparable harm for which money damages would not be sufficient.

ARTICLE V

Indemnification; Limitation of Liability

SECTION 5.01. Indemnification. (a)  Subject to Section 5.02 and Section 5.04 in all respects, Service Recipient shall indemnify and hold harmless Service Provider, any other Service Provider Party, their respective Affiliates and its and their respective Representatives (collectively, the “Service Provider Indemnitees”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action whether involving a third party claim or a claim solely between the parties) (collectively, “Damages”) asserted against or incurred by any Service Provider Indemnitee as a result of, in connection with or arising out of (x) the Services provided by any Service Provider Party under this Agreement (except to the extent resulting from, in connection with or arising out of a material violation of law by or gross negligence or willful misconduct of a Service Provider Party) or (ii) Service Recipient’s material breach of this Agreement.

(b)           No Service Provider Indemnitee shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Service Recipient or its Affiliates or any other Person for or in connection with the Services provided or to be provided by or on behalf of any Service Provider Indemnitee pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of a Service Provider Indemnitee in connection with any such Services or the transactions contemplated hereby, except to the extent resulting from or arising out of a material violation of law by or the gross negligence or willful misconduct of such Service Provider Indemnitee.

SECTION 5.02. Exclusion of Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE SERVICES TO BE PROVIDED BY SERVICE PROVIDER OR ANY OF ITS AFFILIATES UNDER THIS AGREEMENT, AS WELL AS ANY RECORDS OR ASSISTANCE PROVIDED BY EITHER PARTY HEREUNDER, ARE FURNISHED IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS WITH NO WARRANTIES, AND EACH PARTY EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

SECTION 5.03. Indemnification Claim Procedures. If any Service Provider Indemnitee has a claim against Service Recipient under Section 5.01 (a “Claim”), such Service Provider Indemnitee shall promptly deliver to Service Recipient a written notice (a “Claim Notice”) setting forth a description in reasonable detail of the nature of the Claim, the basis for the Service Provider Indemnitee’s request for indemnification under Section 5.01 and a reasonable estimate (if calculable) of any Damages suffered with respect to such Claim. The failure to so deliver a Claim Notice to Service Recipient shall not relieve Service Recipient from its indemnification obligations hereunder, except if and only to the extent that Service Recipient is materially prejudiced by such failure. Service Recipient shall have 30 days from receipt of any such notice to give notice of dispute of the Claim to the Service Provider Indemnitee. The Service Provider Indemnitee shall reasonably cooperate and assist Service Recipient in determining the validity of any Claim by Service Recipient and in otherwise resolving such matters. Such assistance and cooperation shall include, during normal business hours, (i) providing reasonable access to and copies of information and Records relating to such matters and (ii) furnishing employees, as reasonably determined by Service Recipient, to assist in the investigation, defense and resolution of such matters. If Service Recipient disputes a Claim, the Service Provider Indemnitee and Service Recipient shall attempt to resolve in good faith such dispute within 45 days of Service Recipient delivering written notice to the Service Provider Indemnitee of such dispute. If such dispute is not so resolved within such 45-day period, then either party may initiate an Action in accordance with this Agreement with respect to the subject matter of such dispute.

SECTION 5.04. Limitation of Liability: Exclusion of Damages. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT. THIS DISCLAIMER APPLIES WITHOUT LIMITATION (I) TO CLAIMS ARISING FROM THE PROVISION OF THE SERVICES OR ANY FAILURE OR DELAY IN CONNECTION THEREWITH (UNLESS SUCH DAMAGES ARE AWARDED TO AN UNAFFILIATED THIRD PARTY BY A COURT OF COMPETENT JURISDICTION IN RESPECT OF A THIRD PARTY CLAIM AND THE PARTY LIABLE FOR SUCH DAMAGES IS ENTITLED TO INDEMNIFICATION UNDER SECTION 5.01(a) OF THIS AGREEMENT IN CONNECTION THEREWITH), (II) TO CLAIMS FOR LOST PROFITS OR OPPORTUNITIES, (III) REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, AND (IV) REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR WHETHER SERVICE PROVIDER OR SERVICE RECIPIENT, AS APPLICABLE, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 5.05. Indemnification as Exclusive Remedy. Except for the termination rights provided under Sections 7.01(a) and 7.01(b), the indemnification provisions of this Article V shall be the sole and exclusive monetary remedy for liability relating to or arising out of this Agreement; provided, however, that the foregoing shall not affect (a) the availability of equitable remedies for any party with respect to breaches of confidentiality obligations under Article III or (b) the rights or obligations of any party or its Affiliates under the Subscription Agreement or any other agreement, instrument, charter or other document referred to therein or otherwise related to the Transactions.

ARTICLE VI

Ownership; Reservation of Rights; Electronic Access

SECTION 6.01. Ownership and Reservation of Rights. Except as otherwise set forth in the Subscription Agreement or any other document related to the Transactions, each party shall retain all right, title and interest in and to its intellectual property, software, technology and data used in connection with the Services. Each party hereby grants on behalf of itself and its Affiliates to the other party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, non-sublicensable, non-exclusive, non-transferable (except as set forth in Section 8.04) license solely during the term of this Agreement and for so long as any Services hereunder are being provided to the Service Recipient by the Service Provider, to and under all intellectual property, software, technology and data owned or controlled by such party or any of its Affiliates, solely to the extent necessary for, as applicable, the Service Provider to provide the Services and the Service Recipient to receive and use the Services. Neither party shall remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property, software, technology and data owned or licensed by the other party, and each party shall reproduce any such notices on any and all of its copies of any intellectual property, software, technology and data owned or licensed by the other party. Upon the expiration or termination of this Agreement or the applicable Service, but without limiting any rights granted under the Subscription Agreement, each party shall cease use of any intellectual property, software, technology and data licensed pursuant to this Section 6.01.

SECTION 6.02. Work Product. Any work product (including all intellectual property therein) (“Work Product”) that is created or developed specifically for Service Recipient or at the request of Service Recipient shall be deemed “works made for hire” as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. §101) and shall be the sole and exclusive property of the Service Recipient. In the event that for any reason such Work Product is not deemed “works made for hire,” then the Service Provider agrees to (and shall cause any of its employees to) use commercially reasonable efforts to assign and transfer, and does hereby assign and transfer, to the Service Recipient any and all of the Service Provider’s rights, title and interest in and to such Work Product. The Service Provider shall execute and deliver any and all instruments and other documents and take such other actions as may be reasonably necessary or reasonably requested by the Service Recipient to document the aforesaid assignment and transfer of such Work Product to the Service Recipient, or to enable the Service Recipient to secure, register, maintain, enforce or otherwise fully protect its rights in and to such Work Product. The Service Provider hereby waives any and all of its moral rights that the Service Provider may have in such Work Product.

SECTION 6.03. Data. All data provided by or on behalf of a party to the other party or its Affiliates for the purpose of providing or receiving the Services shall remain the property of the party providing such data unless otherwise specified herein.

ARTICLE VII

Termination of Services

SECTION 7.01. Termination. (a)  Notwithstanding the provisions of Section 2.01 and Annex A, Service Recipient may, at any time during the term of this Agreement and for any reason or no reason, terminate this Agreement by giving at least thirty (30) days’ prior written notice of such termination to Service Provider.

(b)           Service Provider may terminate this Agreement at any time if Service Recipient shall have failed to perform any of its material obligations under this Agreement relating to any Service (including the failure to provide any information or data required to effectuate such Service), but only if Service Provider shall have notified Service Recipient in writing of such failure and such failure shall have continued for a period of thirty (30) Business Days after receipt by Service Recipient of such written notice.

(c)           Subject to Section 7.02, this Agreement shall terminate in its entirety on the last day of the Term.

SECTION 7.02. Effect of Termination. (a)  Upon termination of this Agreement pursuant to Section 7.01, Service Provider shall have no further obligation to provide the Services and Service Recipient shall have no obligation to make any further payments hereunder to Service Provider; provided that notwithstanding such termination, the provisions of Section 4.02, Articles III, V, VI, VII and VIII shall survive any such termination indefinitely.

(b)           Following termination of this Agreement, each party agrees to cooperate in good faith (at Service Recipient’s sole expense) and use commercially reasonable efforts to provide for an orderly transition of the Services to Service Recipient or to a successor service provider.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

SECTION 8.02. General. This Agreement shall be subject to the provisions set forth in Sections 20.2, 20.4, 20.6, 20.7, 20.8, 20.9, 20.10, 20.11, 20.14 and 20.17 of the Subscription Agreement, mutatis mutandis.

SECTION 8.03. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Subscription Agreement and the confidentiality agreement, dated October 1, 2020, between Service Provider and Service Recipient (as amended, modified and supplemented from time to time) and the Exhibits, Schedules and appendices hereto and thereto constitute the entire agreement, and supersede all prior agreements and understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

SECTION 8.04. Assignment. Neither this Agreement nor any rights, interests or obligations that may accrue to the parties hereunder may be transferred or assigned without the prior written consent of the other party; provided that Service Provider may assign any of its rights, interests and obligations under this Agreement (in whole or in part) to any one or more of its Affiliates, but no such assignment shall release Service Provider from any liability or obligation under this Agreement. Any purported assignment in violation of this Section 8.04 shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 8.05. Independent Contractor Status. Nothing in this Agreement shall constitute or be deemed to constitute a partnership, joint venture or any other relationship between the parties. Neither party is now, nor shall it be made by this Agreement, an agent, employee or legal representative of the other party or any of its Affiliates for any purpose. Each party acknowledges and agrees that neither party shall have authority or power to bind the other party or any of its Affiliates or to contract in the name of, or create a liability against, the other party or any of its Affiliates in any way or for any purpose, to accept any service of process upon the other party or any of its Affiliates or to receive any notices of any kind on behalf of the other party or any of its Affiliates. Each party is and shall be an independent contractor in the performance of Services hereunder and nothing herein shall be construed to be inconsistent with this status.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Churchill Capital Corp II

By:	/s/ Peter Seibold
	Name:	Peter Seibold
	Title:	Chief Financial Officer

MIH Ventures B.V.

By:	/s/Serge de Reus
	Name:	Serge de Reus
	Title:	Director

[Signature Page to Strategic Support Agreement]